Filed pursuant to Rule 424(b)(3)
Registration No. 333-135540
Prospectus Supplement No. 14
(To Prospectus dated May 4, 2007)
6,468,620
SHARES
WILLBROS GROUP, INC.
COMMON STOCK
     This prospectus supplement No. 14 supplements and amends the prospectus dated May 4, 2007, as supplemented and amended by that certain prospectus supplement No. 1 dated May 10, 2007, that certain prospectus supplement No. 2 dated May 17, 2007, that certain prospectus supplement No. 3 dated May 24, 2007, that certain prospectus supplement No. 4 dated May 30, 2007, that certain prospectus supplement No. 5 dated June 8, 2007, that certain prospectus supplement No. 6 dated August 7, 2007, that certain prospectus supplement No. 7 dated August 9, 2007, that certain prospectus supplement No. 8 dated August 21, 2007, that certain prospectus supplement No. 9 dated September 14, 2007, that certain prospectus supplement No. 10 dated November 1, 2007, that certain prospectus supplement No. 11 dated November 5, 2007, that certain prospectus supplement No. 12 dated November 14, 2007 and that certain prospectus supplement No. 13 dated November 27, 2007 (the “Prospectus”). This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.
     This prospectus supplement includes our attached Current Report on Form 8-K filed on December 3, 2007.
     There are significant risks associated with an investment in our securities. These risks are described under the caption “Risk Factors” beginning on page 6 of the Prospectus, as the same may be updated in prospectus supplements.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is December 3, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) November 27, 2007

WILLBROS GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Republic of Panama
(State or Other Jurisdiction of Incorporation)

1-11953 (Commission File Number)	98-0160660 (IRS Employer Identification No.)
Plaza 2000 Building, 50th Street, 8th Floor, P.O. Box 0816-01098, Panama, Republic of Panama
(Address of Principal Executive Offices) (Zip Code)
+50-7-213-0947
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (d) On November 27, 2007, the Board of Directors (the “Board”) of Willbros Group, Inc. (the “Registrant”), upon the recommendation of the Nominating/Corporate Governance Committee of the Board, appointed Arlo B. DeKraai to serve as a Class III director of the Board, to fill a vacancy that existed in Class III, for a term expiring at the Annual Meeting of Stockholders of the Registrant in 2008 and until his successor is duly elected or chosen and qualifies, unless he sooner dies, resigns or is removed. He has not been appointed to any committees of the Board.
     The initial appointment of Mr. DeKraai to the Board was made pursuant to a contractual obligation of the Registrant set forth in that certain Share Purchase Agreement dated as of October 31, 2007, by and among the Registrant, Willbros USA, Inc., a subsidiary of the Registrant (“WUSA”), Integrated Service Company LLC (“InServ”), the 18 members of InServ and Arlo DeKraai, the founder, President, Chief Executive Officer (“CEO”) and principal owner of InServ, as Shareholders’ Representative (the “Share Purchase Agreement”), whereby WUSA purchased all of the outstanding limited liability company membership interests of InServ. As previously reported, the transactions contemplated by the Share Purchase Agreement were consummated on November 20, 2007. Mr. DeKraai continues to serve as President and CEO of InServ, an indirect wholly owned subsidiary of the Registrant. He will not receive any additional compensation for his service on the Board. The Registrant reimburses all directors for out-of-pocket expenses incurred by them in connection with their services as directors.
     On November 20, 2007, InServ entered into an Employment Agreement (the “Agreement”) with Mr. DeKraai. The term of the Agreement is three years, commencing on November 20, 2007, and ending on November 20, 2010 (the “Employment Period”). During the Employment Period, Mr. DeKraai will earn a base salary of $330,200 per year. Mr. DeKraai will be eligible for increases in such base salary during the Employment Period. Additionally, Mr. DeKraai will be eligible for participation in the Willbros Management Incentive Plan. Under the terms of the Agreement, Mr. DeKraai will be awarded 25,000 shares of restricted stock of the Registrant (the “Restricted Stock Shares”) promptly following the 2008 annual meeting of the Registrant’s stockholders, provided, that, at such annual meeting, such stockholders approve an amendment to the Willbros Group, Inc. 1996 Stock Plan to provide for an increase in the number of shares of common stock available for issuance under the Plan, as the Board shall recommend. All applicable restrictions on the Restricted Stock Shares will automatically lapse on November 20, 2010. Pursuant to the Agreement, in the event Mr. DeKraai’s employment is involuntarily terminated by InServ without cause, he will be entitled to receive an amount equal to his base salary specified in the Agreement, or his base salary in effect immediately before the involuntary termination, whichever is greater, for the period representing the remainder of the term of the Agreement. In the event of an early termination of the Agreement due to involuntary termination without cause, death or total disability as defined in the Agreement, all restrictions shall lapse on the Restricted Stock Shares and such award shall immediately vest.
     In conjunction with his appointment to the Board, on November 27, 2007, the Registrant entered into an Indemnification Agreement with Mr. DeKraai, the form of which has been filed as Exhibit 10.16 to the Registrant’s Registration Statement on Form S-1, Registration No. 333-5413. The Indemnification Agreement provides indemnity to the director against liabilities incurred in the performance of his duties to the fullest extent permitted by law.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.
Date: December 3, 2007	By:	/s/ Dennis G. Berryhill
Dennis G. Berryhill
Corporate Secretary

3